EXHIBIT 24(b)


                         INDEPENDENT AUDITORS' CONSENT


We have issued our report dated February 26, 1999 accompanying the consolidated financial statements of Track Data Corporation and subsidiaries and our report dated February 25, 1999 accompanying the consolidated financial statements of Innodata Corporation and subsidiaries appearing in the 1998 Annual Report on Form 10-K for the year ended December 31, 1998 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP
Melville, New York
June 25, 1999